                                   EXHIBIT 99

CAMCO FINANCIAL ANNOUNCES THIRD QUARTER 2004 EARNINGS

Friday October 22, 4:35 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--Oct. 22, 2004--(Nasdaq:CAFI - News) - Camco Financial Corporation ("Camco") reported net earnings for the quarter ended September 30, 2004 of $1.5 million compared to $1.6 million of net earnings reported for the same quarter in 2003. Basic earnings per share for the third quarter of 2004 were $.20 compared to $.21 for the same quarter in 2003.

For the nine months ended September 30, 2004, Camco reported net earnings of $4.0 million compared to $6.3 million of net earnings reported for the same nine month period in 2003. Basic earnings per share for the nine months ended September 30, 2004 were $.54 compared to $.83 for the same nine month period in 2003. Camco paid a quarterly dividend of $.145 per share on October 15, 2004, representing an annualized yield of 4.14% based on Camco's quarter end market value.

Camco President & CEO Richard C. Baylor said, "We are encouraged by our progress in evolving our sources of income from strong reliance on the sale of fixed rate residential loans to earnings driven mostly by activities that produce core earnings, such as net interest income, deposit and loan service fees. Moreover, our continuing strategic shift in asset composition has positioned the Company to benefit from the long anticipated increases in the overall level of interest rates. Management's internal analysis projects an improvement of over 7% in net interest income will likely result if interest rates incur an instantaneous and parallel increase of 200 basis points. This trend would be expected to translate into a higher net interest margin and a $.15 annual increase in basic earnings per share."

Baylor continued, "Though overall residential loan production is lower than 2003, we are excited to see the significant pickup in our commercial real estate production which stands at $93.9 million through September 30, 2004, versus $44.1 million for the same nine month period of 2003. For the nine months ended September 30, 2004, commercial real estate and consumer loan production amounted to 50% of our total year to date production. We are also very pleased that we have been able to grow deposits, primarily money market checking and long-term certificates of deposit, exclusive of our recent purchase of London Financial Corporation."

Review of significant areas:

Net Interest Margin - Management believes the net interest margin will continue to improve as Camco emphasizes the growth of the commercial real estate and consumer loan portfolios while at the same time effectively managing the cost of its funding sources. Net interest margin increased from 2.36% for the nine months ended September 30, 2003 to 2.45% for the nine months ended September 30, 2004. Quarter on quarter the margin dropped from 2.47% for the second quarter of 2004 to 2.44% for the third quarter of 2004. This drop was due primarily to the increase in funding costs associated with Camco's transaction accounts in highly competitive markets. Camco did not receive the full beneficial impact of the prime rate increases that occurred in the third quarter, which will ultimately offset the increase in funding costs. Through continual efforts to meet the needs of the customer base, management is actively administering a deposit structure that is anticipated to grow over the coming months, which will provide low cost funding for loans. As an example, in 2004 management launched a new checking product line called Advantage Platinum that allows customers to receive local and national merchant discounts as well as reduce service charges when a minimum balance is maintained in their account or total deposit relationship. They may also receive discounts on other AdvantageBank products. As of September 30, 2004, Advantage Platinum has already grown to $46 million since the introduction of the product in the spring of 2004.

Non-Interest Income - For the nine months ended September 30, 2004 non-interest income was $5.2 million versus $9.2 million for the same period last year. This decrease is primarily due to reductions in three major sources of revenue. First, the gain-on-sale of loans sold into the secondary market has decreased from $3.3 million for the nine months ended September 30, 2003 to $679,000 for the nine months ended September 30, 2004. This reduction in the gain-on-sale of loans is directly attributable to lower production volumes of fixed-rate residential loans. Management expects the gain-on-sale of residential loans into the secondary market to continue at current levels. However, our anticipated increased production of adjustable rate residential loans will add to Camco's portfolio growth of interest rate sensitive and lower risk assets.

Secondly, non-interest income from Camco Title Agency, a subsidiary of Camco, has decreased. Camco Title's services are driven directly by loan production through the selling of title insurance to Camco's customers. Camco Title's contribution to Camco's non-interest income has decreased from $1.5 million for the first nine months ended September 30, 2003 to $733,000 for the nine months ended September 30, 2004. Management anticipates a modest growth of title agency net income as Camco Title expands its services throughout the Bank's franchise.

The third major area driving the decrease in non-interest income was mortgage servicing rights. Prepayments of the underlying sold portfolios slowed at the same time Camco experienced lower loan sales into the secondary market. The resulting impact for the nine months ended September 30, 2004 compared to the same period in 2003 was $133,000 versus $188,000, or a decrease of $55,000. Management expects the impact of mortgage servicing rights on earnings to improve as interest rates increase. An increase in rates is expected to reduce prepayments from the levels that have been experienced over the past several years.

Operating Expenses - For the nine months ended September 30, 2004 operating expenses were up .6%, from $17.2 million for the first nine months of 2003 to $17.3 million for the first nine months of 2004. The slight increase is primarily from expenses incurred due to the London acquisition in August of 2004. Management continues to contain personnel costs through operating efficiencies created by the consolidation of charters in 2001 while at the same time expending resources to build and develop the current sales culture. For the nine months ended 2004, personnel costs were down 8.7% when compared to the first nine months of 2003. The reduction to compensation expense related to direct loan origination costs has decreased substantially due to the drop in residential loan production, as this offset to expense decreased from $3.0 million to $1.7 million, or approximately 41.4%. Occupancy and equipment expenses have decreased from $2.8 million to $2.6 million for the first nine months of 2004, or a decrease of approximately 8.0% as management utilizes current infrastructure more efficiently and capitalizes on past investments in technology.

Asset Quality - At the end of the third quarter of 2004, non-performing loans as a percentage of loans (including loans held for sale) decreased from 1.53% at September 30, 2003 to 1.13% at September 30, 2004. The allowance for loan losses as a percentage of loans has increased from 67 basis points at September 30, 2003 to 72 basis points at September 30, 2004. Significant resources have been devoted to a continuing reduction of non-performing assets. At September 30, 2004, approximately 70% of all non-performing loans were single family home loans.

Strategic Vision - Camco continues to actively execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing the commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to this strategy is the growth of the balance sheet and the corresponding increase in net interest margin. Complimentary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.

Camco's acquisition of London Financial Corporation, London, Ohio closed in August 2004. Camco's announced sale of its Ashland, Kentucky and Summit, Kentucky branches is expected to close in the fourth quarter 2004. The announced transaction involved the sale of approximately $65 million in deposits, an agreed upon amount of associated loans, as well as the Ashland & Summit, Kentucky facilities.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 25 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financials Attached.

                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
        (In thousands, except for per share data and shares outstanding)

                                                     (Unaudited)   (Unaudited)    (Unaudited)      Audited     (Unaudited)
                                                       9/30/04       6/30/04        3/31/04        12/31/03      9/30/03
                                                     -----------   -----------    -----------    -----------   -----------
Assets
Cash and Cash
 Equivalents                                         $    45,291    $   38,192    $    38,761    $    53,711   $    45,090
Investments                                              117,370       124,694        129,573        113,758       132,069

Loans Held for
 Sale                                                      4,386         4,805          8,908          5,457         7,934

Loans Receivable                                         898,355       838,699        817,252        805,266       798,193
Allowance for
 Loan Loss                                                (6,398)       (5,528)        (5,460)        (5,641)       (5,329)
                                                     -----------   -----------    -----------    -----------   -----------
  Loans
   Receivable,
   Net                                                   891,957       833,171        811,792        799,625       792,864

Goodwill                                                   7,023         2,953          2,953          2,953         2,953
Other Assets                                              68,078        64,902         65,036         63,647        63,796
                                                     -----------   -----------    -----------    -----------   -----------

Total Assets                                         $ 1,134,105   $ 1,068,717    $ 1,057,023    $ 1,039,151   $ 1,044,706
                                                     ===========   ===========    ===========    ===========   ===========

Liabilities
Deposits                                             $   728,918   $   677,567    $   669,046    $   671,274   $   661,520
Borrowed Funds                                           291,719       289,712        283,280        262,735       277,794
Other
 Liabilities                                              16,440         9,715         11,704         12,599        11,642
                                                     -----------   -----------    -----------    -----------   -----------
Total
 Liabilities                                           1,037,077       976,994        964,030        946,608       950,956

Stockholders
 Equity                                                   97,028        91,723         92,993         92,543        93,750
                                                     -----------   -----------    -----------    -----------   -----------
Total Liabilities
 and Stockholders'
 Equity                                              $ 1,134,105   $ 1,068,717    $ 1,057,023    $ 1,039,151   $ 1,044,706
                                                     ===========   ===========    ===========    ===========   ===========
Stockholders'
 Equity to
 Total Assets                                               8.56%         8.58%          8.80%          8.91%         8.97%
Total Shares
 Outstanding                                           7,640,505     7,358,888      7,352,151      7,332,423     7,377,737
Book Value Per
 Share                                               $     12.70   $     12.46    $     12.65    $     12.62   $     12.71

                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                              Quarterly Information
        (In thousands, except for per share data and shares outstanding)

                                                      3 Months      3 Months       3 Months       3 Months      3 Months
                                                        Ended         Ended          Ended          Ended         Ended
                                                       9/30/04       6/30/04        3/31/04       12/31/03       9/30/03
                                                     (Unaudited)   (Unaudited)    (Unaudited)    (Unaudited)   (Unaudited)
                                                     ----------    -----------    -----------    -----------   -----------
Interest Income:
 Loans                                               $    11,860   $    11,469    $    11,415    $    11,485   $    11,795
 Mortgage-
  backed
  securities                                         $       833   $       791    $       607    $       664   $       736
 Investment
  securities                                         $       209   $       203    $       182    $       251   $       305
 Interest-
  bearing
  deposits and
  other                                              $       571   $       522    $       525    $       522   $       506
                                                     -----------   -----------    -----------    -----------   -----------
   Total Interest
    Income                                                13,473        12,985         12,729         12,922        13,342
                                                     -----------   -----------    -----------    -----------   -----------
Interest Expense:
 Deposits                                                  3,570         3,303          3,349          3,577         3,827
 Borrowings                                                3,497         3,406          3,309          3,705         3,828
                                                     -----------   -----------    -----------    -----------   -----------
   Total Interest
    Expense                                                7,067         6,709          6,658          7,282         7,655
                                                     -----------   -----------    -----------    -----------   -----------
Net Interest
 Income                                                    6,406         6,276          6,071          5,640         5,687
Provision for
 Losses on
 Loans                                                       255           255            255            516           255
                                                     -----------   -----------    -----------    -----------   -----------
Net Interest
 Income After
 Provision for
 Loan Losses                                               6,151         6,021          5,816          5,124         5,432
                                                     -----------   -----------    -----------    -----------   -----------
Noninterest Income
 Late charges,
  rent and other                                             623           600            640            620           944
 Loan servicing
  fees                                                       373           379            386            392           412
 Service charges
  and other
  fees on deposits                                           407           327            272            279           309
 Gain on sale
  of loans                                                   189            29            276            350           547
 Valuation of
  mortgage
  servicing
  rights - net                                               206           214           (102)           355          (402)
 Gain on sale
  of investment,
  mbs & fixed assets                                         106           134            (13)            66           531
 Gain on sale
  of real estate
  acq'd through
  foreclosure                                                 10            20             77            123            82
                                                     -----------   -----------    -----------    -----------   -----------
  Total
   noninterest
   income                                                  1,914         1,703          1,536          2,185         2,423
                                                     -----------   -----------    -----------    -----------   -----------
Non interest expense
 Employee
  compensation
  and benefits                                             2,763         2,672          2,996          2,338         2,461
 Occupancy and
  equipment                                                  867           828            874            991           936
 Data processing                                             320           325            342            337           318
 Advertising                                                 387           181            254            209           190
 Franchise taxes                                             283           294            214            211           362
 Other
  operating (1)                                            1,307         1,194          1,190          2,420         1,284
                                                     -----------   -----------    -----------    -----------   -----------
   Total
    noninterest
    expense                                                5,927         5,494          5,870          6,506         5,551
                                                     -----------   -----------    -----------    -----------   -----------
Net Income -
 Before Income
 Tax                                                       2,138         2,230          1,482            803         2,304
  Provision for
   income taxes                                              670           698            448            215           718
                                                     -----------   -----------    -----------    -----------   -----------
Net Income                                                 1,468         1,532          1,034            588         1,586
                                                     ===========   ===========    ===========    ===========   ===========
Earnings Per Share
 Reported:
          Basic                                      $      0.20   $      0.21    $      0.14    $      0.09   $      0.21
        Diluted                                      $      0.19   $      0.21    $      0.14    $      0.09   $      0.21
 Basic Weighted
      Number of
         Shares
    Outstanding                                        7,513,890     7,357,635      7,345,340      7,355,576     7,417,459
        Diluted
       Weighted
      Number of
         Shares
    Outstanding                                        7,559,916     7,403,929      7,414,616      7,440,603     7,500,180

(1)   December 2003 includes FHLB prepayment fees of 1,292

                           Camco Financial Corporation
                         Selected Ratios and Statistics
                    Periods Ended September 30, 2004 and 2003
        (In thousands, except for per share data and shares outstanding)

                                                         9 Months        9 Months      3 Months       3 Months
                                                           Ended          Ended          Ended          Ended
                                                          9/30/04        9/30/03        9/30/04        9/30/03
                                                        (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
                                                        -----------    -----------    -----------    -----------
Reported:
Return on Average Equity                                    4.71%          8.60%          4.45%          6.50%

Return on Average Assets                                    0.50%          0.78%          0.53%          0.59%

Interest Rate Spread                                        2.23%          2.07%          2.22%          1.99%

Net Interest Margin                                         2.45%          2.36%          2.44%          2.26%

Yield on earning assets                                     5.13%          5.50%          5.12%          5.31%

Cost of deposits                                            2.63%          2.53%          2.09%          2.37%

Cost of funds                                               4.89%          5.56%          4.79%          5.53%

Noninterest expense/average
 assets                                                     2.16%          2.14%          2.15%          2.10%

Efficiency Ratio                                           72.33%         63.14%         71.24%         68.45%

Non performing assets
 to total assets                                            1.11%          1.30%          1.11%          1.30%

Non performing loans
 to total net loans
 including lhfs                                             1.13%          1.53%          1.13%          1.53%

Allowance for loan
 losses to total loans                                      0.72%          0.66%          0.72%          0.66%

                           Camco Financial Corporation
                           Averages for Quarters Ended
                             September and June 2004
        (In thousands, except for per share data and shares outstanding)

                                                      Average Table - Quarter Ended
                            ---------------------------------------------------------------------------------
                                        Sept 30, 2004                               June 30, 2004
                            ------------------------------------       --------------------------------------
                             Average                      Yield/        Average                        Yield/
                             Balance       Interest        Rate         Balance         Interest        Rate
                            ---------      --------       ------       ---------        --------       ------
Interest - Earning
 Assets:
  Loans held for sale           5,150                                      7,039
  Loans receivable -
   net                        863,595        11,860         5.46%        821,887          11,469         5.53%
  Mortgage-backed
   securities                  93,121           833         3.58%         98,153             791         3.22%
  Investment securities        27,358           209         3.06%         29,299             203         2.77%
  Interest-bearing
   deposits and other          62,477           571         3.66%         59,170             522         3.53%
                            ---------      --------       ------       ---------        --------       ------
    Total interest
     earning assets         1,051,701        13,473         5.12%      1,015,548          12,985         5.11%
                            ---------      --------       ------       ---------        --------       ------
Noninterest-earning
 assets                        82,404                                     47,107
                            ---------                                  ---------
Total Assets                1,134,105                                  1,062,655
                            =========                                  =========
Interest-Bearing
 Liabilities:
  Deposits                    681,633         3,570         2.09%        650,700           3,303         2.03%
  Advances                    291,898         3,497         4.79%        283,401           3,406         4.81%
                            ---------      --------       ------       ---------        --------       ------
    Total interest-
     bearing
     liabilities              973,531         7,067         2.90%        934,101           6,709         2.87%
                            ---------      --------       ------       ---------        --------       ------
Noninterest-bearing
 sources:
  Noninterest-bearing
   liabilities                 63,546                                     35,513
  Shareholders' equity         97,028                                     93,041
                            ---------                                  ---------
Total Liabilities and
 Shareholders' Equity       1,134,105                                  1,062,655
                            =========                                  =========
Net Interest Income &
 Margin                                       6,406         2.44%                          6,276         2.47%
                                           ========       ======                        ========       ======

-------------------
Contact:

  Camco Financial Corporation, Cambridge
  Richard C. Baylor, 740-435-2040
  Mark A. Severson, 740-435-2055
  Fax: 740-432-2743 (Private Fax)